Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT (this “Amendment No. 2”) is entered into as of December 19, 2006, by Pemstar Inc. (the “Company”) and Wells Fargo Bank Minnesota, N.A., as Rights Agent (the “Rights Agent”), with respect to the Rights Agreement dated as of August 11, 2000, between the Company and the Rights Agent, as amended to date (the “Rights Agreement”).

WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement specifying the terms of the Rights;

WHEREAS, Section 27 of the Rights Agreement provides that prior to the time that any Person becomes an Acquiring Person the Company may from time to time supplement or amend the Rights Agreement to make any provisions with respect to the Rights which the Company may deem necessary or desirable, any such amendment to be evidenced by a writing signed by the Company and the Rights Agent;

WHEREAS, no Person has become an Acquiring Person, as such terms are defined in Section 1 of the Rights Agreement;

WHEREAS, no Distribution Date, as defined in Section 3(a) of the Rights Agreement, has occurred;

WHEREAS, the Company and Benchmark Electronics, Inc., a Texas corporation (“Parent”), and its wholly-owned subsidiary, Autobahn Acquisition Corp., a Minnesota corporation (“Sub”, together with Parent and affiliates of Parent, individually a “Counterparty”, collectively, “Counterparties”), have entered into an Agreement and Plan of Merger, dated as of October 16, 2006 (the “Merger Agreement”), pursuant to which the Sub will merge (the “Merger”) with and into the Company, with the Company being the surviving corporation in the Merger;

WHEREAS, the Company wishes to amend the Rights Agreement to provide that the acquisition of the Common Shares of the Company by Counterparties in accordance with the Merger Agreement will not result in Counterparties being deemed an Acquiring Person under the Rights Agreement;

WHEREAS, All acts and things necessary to make this Amendment No. 2 a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment No. 2 by the Company and Rights Agent have been in all respects duly authorized by the Company and the Rights Agent;

WHEREAS, the Company has directed the Rights Agent to enter into this Amendment No. 2 pursuant to Section 27 of the Rights Agreement; and

WHEREAS, on October 16, 2006, the Board of Directors of the Company approved this Amendment No. 2 which will become effective immediately prior to the Effective Time (as defined in the Merger Agreement);

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

1. Amendment to Section 1.

(a) The definition of “Acquiring Person” set forth in Section 1 of the Rights Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“‘Acquiring Person’ shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of the Threshold Percentage or more of the Common Shares then outstanding other than as a result of a Permitted Offer, but shall not include any Exempt Person. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to the Threshold Percentage or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of the Threshold Percentage or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, increase the number of Common Shares of the Company beneficially owned by such Person above the number of Common Shares of the Company beneficially owned by such Person at the time of the share purchase by the Company that caused such person to exceed the Threshold Percentage, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement. Notwithstanding the foregoing, no Counterparty shall be deemed as an Acquiring Person by reason of the execution of the Merger Agreement or the consummation of the Merger or other transactions contemplated thereby.”

2. Additions to Section 1.

The following terms are hereby added to Section 1 of the Rights Agreement as additional defined terms under the Rights Agreement:

“Counterparty” shall have the meaning set forth in the recitals of this Amendment No. 2.

“Merger” shall have the meaning set forth in the recitals of this Amendment No. 2.

“Merger Agreement” shall have the meaning set forth in the recitals of this Amendment No. 2.

“Parent” shall have the meaning set forth in the recitals of this Amendment No. 2.

“Sub” shall have the meaning set forth in the recitals of this Amendment No. 2.

3. Amendment to Section 7(a).

Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on May 1, 2010 or, in the event the Merger shall occur, immediately prior to the Effective Time (as defined in the Merger Agreement) (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”) or (iii) the time at which such Rights are exchanged as provided in Section 24 (the “Exchange Date”).”

4. Amendment to Section 13(b).

Section 13(b) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(b) “Principal Party” shall mean: (i) in the case of any transaction described in clauses (w), (x) or (y) of the first sentence of Section 13(a), the Person that is the issuer of any securities into which Common Shares of the Company are converted in such merger, consolidation or exchange, or if no securities are so issued, the Person that is the other party to such merger, consolidation or exchange; and (ii) in the case of any transaction described in clause (z) of the first sentence of Section 13(a), the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions; provided, however, that in any such case, (1) if the Common Shares of such Person are not at such time or have not been continuously over the preceding 12-month period registered under Section 12 of the Exchange Act, and such Person is a direct or indirect Subsidiary of another Person the Common Shares of which are and have been so registered, “Principal Party” shall refer to such other Person, and (2) in case such Person is a Subsidiary, directly or indirectly, of more than one Person, the Common Shares of two or more of which are and have been so registered, “Principal Party” shall refer to whichever of such Persons is the issuer of the Common Shares having the greatest aggregate market value. Notwithstanding the foregoing, no Counterparty shall be deemed as a Principal Party by reason of the execution of the Merger Agreement or the consummation of the Merger or other transactions contemplated thereby.”

5. Additions of Section 34.

A new Section 34 is added to the Rights Agreement, to read as follows:

“Section 34. Termination. This Agreement shall terminate at the Final Expiration Date (or in the event the Merger shall occur, at the Effective Time) and all rights, benefits, obligations, duties and agencies created by this Agreement shall be terminated at the Final Expiration Date (or in the event the Merger shall occur, at the Effective Time). All Rights issued and outstanding shall, at the Final Expiration Date (or in the event the Merger shall occur, at the Effective Time), cease to exist and shall be terminated without any payment to any holder thereof.”

6. Effectiveness.

This Amendment No. 2 shall be deemed to be in force and effective immediately prior to the Effective Time. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby, until the Effective Time.

7. Counterparts.

This Amendment No. 2 may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

8. Miscellaneous.

In all respects not inconsistent with the terms and provisions of this Amendment No. 2, the Rights Agreement is hereby ratified, adopted, approved and confirmed. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement. In executing and delivering this Amendment No. 2, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

PEMSTAR INC.

By:	/s/ Larry R. Degen
Title:	Vice President and
Principal Accounting Officer

WELLS FARGO BANK MINNESOTA, N.A., AS RIGHTS AGENT

By:	/s/ Cindy Gesme
Title:	Assistant Vice President

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